SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AUGUSTA RESOURCE CORPORATION
(Exact name of Registrant as specified in its charter)

Canada	N/A
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

400 – 837 West Hastings Street
Vancouver, British Columbia, Canada V6C 3N6
(Address of Principal Executive Offices)

AUGUSTA RESOURCE CORPORATION STOCK OPTION PLAN,
AMENDED AND RESTATED AS OF JUNE 11, 2009

RESTRICTED SHARE UNIT AND RESTRICTED SHARE PLAN FOR DESIGNATED
PARTICIPANTS OF AUGUSTA RESOURCE CORPORATION AND ITS AFFILIATES,
ADOPTED JUNE 11, 2009
(Full title of the plans)

CT Corporation
111 Eight Avenue, 13th Floor
New York, NY 10011
(212) 894-8940
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [x]

Non-accelerated filer [ ]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares reserved for issuance pursuant to Equity Compensation Awards to be granted under the Plans	7,104,549(1)	US$4.97(2)	US$35,309,608	US$4,099.45

(1)	Common Shares, without par value, available for issuance by the Registrant pursuant to the Plans described herein

2

(2)

The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average of the high and low prices (US$5.03 and US$4.90, respectively) for the Registrant’s Common Shares on March 29, 2011, as quoted on the NYSE Amex.

3

EXPLANATORY NOTES

This Registration Statement on Form S-8 is filed by Augusta Resource Corporation (the “Registrant”) to register an additional 7,104,549 common shares of the Registrant (“Common Shares”) for issuance pursuant to the Augusta Resource Corporation Stock Option Plan, amended and restated as of June 11, 2009, and the Restricted Share Unit and Restricted Share Plan for Designated Participants of Augusta Resource Corporation and its Affiliates, adopted on June 11, 2009 (collectively, the “Plans”).

This Registration Statement on Form S-8 consists of only those items required by General Instruction E to Form S-8 and incorporates by reference herein the Registration Statement on Form S-8 (File No. 333-157887) consisting of 8,714,806 Common Shares, previously filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2009, and the Registration Statement on Form S-8 (File No. 333-163161) consisting of 2,040,720 Common Shares, previously filed with the SEC on November 17, 2009 (the “Prior S-8”).

Pursuant to the Plans, the maximum number of Common Shares issuable upon exercise, redemption, or vesting, as applicable, of awards (“Equity Compensation Awards”) granted under the Plans shall be a maximum of 10% of the issued and outstanding Common Shares of the Registrant from time to time.

As of March 29, 2011, the Registrant had 141,928,493 Common Shares issued and outstanding and consequently 14,192,849 Common Shares may now be issued upon the exercise, redemption or vesting, as applicable, of Equity Compensation Awards under the Plans. As of November 16, 2009, the determination date for the calculation of the number of Common Shares to be registered pursuant to the Prior S-8, 106,555,261 Common Shares were issued and outstanding. Additionally since November 16, 2009, 3,567,226 Common Shares have been issued upon the exercise, redemption, or vesting, as applicable, of Equity Compensation Awards under the Plans.

Accordingly, this Registration Statement on Form S-8 registers an additional 7,104,549 Common Shares for issuance upon exercise, redemption or vesting, as applicable, of Equity Compensation Awards under the Plans.

EXHIBITS

Exhibit Number	Exhibit
4.1	Augusta Resource Corporation Stock Option Plan, amended and restated as of June 11, 2009
4.2	Restricted Share Unit and Restricted Share Plan for Designated Participants of Augusta Resource Corporation and its Affiliates, adopted effective June 11, 2009
5.1	Opinion of Fasken Martineau DuMoulin LLP
23.1	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24.1	Power of Attorney (see page 4 of this Registration Statement)

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on this 29 day of March, 2011.

AUGUSTA RESOURCE CORPORATION
(Registrant)

/s/ Gil Clausen
Name:	Gil Clausen
Title:	President and Chief Executive Officer
(Principal Executive Officer)

/s/ Raghunath Reddy
Name:	Raghunath Reddy
Title:	Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Raghunath Reddy his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Gil Clausen
Gil Clausen	President, Chief Executive Officer and Director	March 29, 2011

/s/ Richard W. Warke
Richard W. Warke	Director and Executive Chairman	March 29, 2011

/s/ W. Durand Eppler
W. Durand Eppler	Lead Director	March 29, 2011

/s/ Tim C. Baker
Tim C. Baker	Director	March 29, 2011

/s/ Donald Clark
Donald Clark	Director	March 29, 2011

Christopher Jennings	Director	March 29, 2011

/s/ Michael A. Steeves
Michael A. Steeves	Director	March 29, 2011

/s/ Robert Wares
Robert Wares	Director	March 29, 2011